   As filed with the Securities and Exchange Commission on October 8, 1997.
                                            Registration No. ___________________
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ____________________________

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ____________________________

                        BUCKHEAD COMMUNITY BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          GEORGIA                            6021                   58-2265980
        -----------                       ---------                ------------
 (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL (I.R.S. Employer
OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  Identification No.)

         415 EAST PACES FERRY ROAD, N.E., ATLANTA, GEORGIA  30305-3398
                                 (404) 812-0440
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                    ______________________________________

                                 MARVIN COSGRAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        415 EAST PACES FERRY ROAD, N.E.
                          ATLANTA, GEORGIA  30305-3398
                                 (404) 812-0440
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                    ______________________________________

      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                          Larry W. Shackelford, Esq.
                       Morris, Manning & Martin, L.L.P.
                         1600 Atlanta Financial Center
                           3343 Peachtree Road, N.E.
                            Atlanta, Georgia  30326
                                (404) 233-7000
                             (404) 365-9532 (Fax)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]33-_________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]33-_________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                                              CALCULATION OF REGISTRATION FEE
===========================================================================================================================
               TITLE OF EACH CLASS OF          AMOUNT TO BE  PROPOSED MAXIMUM   PROPOSED MAXIMUM         Amount of
            Securities to be Registered         REGISTERED   Price Per Share    Aggregate Price(1)    Registration Fee
===========================================================================================================================
           Common Stock, $.01 par value         2,400,000          $5.00            $12,000,000           $3,540.00
===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.
===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1997
PROSPECTUS
                        BUCKHEAD COMMUNITY BANCORP, INC.

                         A PROPOSED HOLDING COMPANY FOR

                         [BUCKHEAD NATIONAL BANK LOGO]


                              NATIONAL ASSOCIATION
                                   (PROPOSED)

                        2,400,000 SHARES OF COMMON STOCK

                                  ----------
  This Prospectus relates to the offer of a minimum of 1,600,000 and a maximum of 2,400,000 shares of common stock, par value $.01 per share (the "Common Stock"), to be issued by BUCKHEAD COMMUNITY BANCORP, INC., a Georgia corporation (the "Company"), which has been organized to own and control all of the capital stock of THE BANK OF BUCKHEAD, N.A. (Proposed) (the "Bank"). The Company's mailing address and telephone number are currently P.O. Box 53299, Atlanta, Georgia 30355, (404) 812-0440. The Organizers (as hereinafter defined) filed an application to organize the Bank as a national banking association with the United States Office of the Comptroller of the Currency on November 8, 1996. It is currently anticipated that there will be no active trading market for the Common Stock.

                                  ----------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE  COMMIS-
  SION  OR ANY STATE SECURITIES COMMISSION  PASSED UPON THE ACCURACY OR  ADE-
   QUACY OF THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS A CRIMI-
    NAL OFFENSE.  THE SHARES OF COMMON STOCK OFFERED HEREBY  ARE NOT DEPOS-
     ITS OR  SAVINGS ACCOUNTS OR SAVINGS  DEPOSITS AND ARE NOT  INSURED OR
      GUARANTEED  BY THE  FEDERAL  DEPOSIT INSURANCE  CORPORATION OR  ANY
       OTHER GOVERNMENTAL AGENCY.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         UNDERWRITING DISCOUNTS PROCEEDS TO THE
                      PRICE TO PUBLIC(1)   AND COMMISSIONS(2)     COMPANY(3)
-------------------------------------------------------------------------------
Per Share...........        $5.00                 None               $5.00
-------------------------------------------------------------------------------
Total (Minimum).....      $8,000,000              None            $8,000,000
(Maximum)...........     $12,000,000              None            $12,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The offering price has been arbitrarily established by the Company. See "Risk Factors--Determination of Offering Price Without Regard to Market Price."
(2) This offering is expected to be made on behalf of the Company solely by certain of its directors and executive officers, to whom no commission or other compensation will be paid on account of such activity, although they will be reimbursed for reasonable expenses incurred in the offering. The Company believes such participating officers and directors shall not be deemed brokers under the Securities Exchange Act of 1934 (the "Exchange Act") based on reliance on Rule 3a4-1 of the Exchange Act.
(3) Before deducting expenses related to this offering, estimated to be approximately $40,000. See "Use of Proceeds--By the Company."

                                  ----------
  INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISK. SEE "RISK FACTORS" ON PAGE 7. AFTER COMPLETION OF THE OFFERING, BUT PRIOR TO THE COMPANY OBTAINING ALL FINAL REGULATORY APPROVALS FOR THE BANK TO COMMENCE BANKING OPERATIONS AND RECEIPT OF ITS CHARTER, IT IS POSSIBLE THAT THE BANK MAY NOT BE ABLE TO COMMENCE BANKING OPERATIONS, AND IN SUCH EVENT UPON LIQUIDATION OF THE COMPANY SHAREHOLDERS COULD RECEIVE LESS THAN THEIR ORIGINAL SUBSCRIPTION PRICE. SEE "RISK FACTORS--RETURN OF LESS THAN SUBSCRIPTION AMOUNT."

  Sale of the Common Stock will commence on or about November 10, 1997. This is a "best efforts" offering by the Company, and it will be terminated by the Organizers upon the sale of 2,400,000 shares or September 30, 1998, whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than March 31, 1999. However, the Organizers reserve the right to terminate the offering at any time after the sale of the minimum offering of 1,600,000 shares.

  This Prospectus sets forth information which a prospective investor should know about the Company before investing. Prospective investors should carefully review the Prospectus before subscribing for shares. Subscribers must warrant in the Subscription Agreement that they have received a copy of this Prospectus. See "The Offering--How to Subscribe." The Company has established a minimum subscription of 2,000 shares. However, the Organizers reserve the right to waive this limit without notifying any subscriber. The Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 690,000 shares (43.1% if the minimum number of shares is sold and 28.8% if the maximum number is sold) of the Common Stock to be sold in the offering. In addition, the Organizers reserve the right to purchase up to 100% of the shares of stock being offered hereunder if necessary to complete the offering.

  Proceeds of the offering will be deposited in an escrow account under the control of SunTrust Bank, Atlanta, as escrow agent, pending receipt of subscriptions and subscription proceeds for a minimum of 1,600,000 shares and satisfaction of certain other conditions of the offering. See "The Offering-- Conditions of the Offering and Release of Funds." If the offering is terminated prior to completion, subscription payments will be promptly returned by the Company to the subscribers with interest actually earned on subscription payments. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital.

                     The date of this Prospectus is    , 1997

                            REPORTS TO SHAREHOLDERS

     The Company is not a reporting company as defined by the Securities and Exchange Commission (the "SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. The Company's fiscal year ends on December 31.


                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of the material provisions of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement may be inspected and copied at, and copies of the Registration Statement may be obtained at prescribed rates from, the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, as well as the SEC's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Company is required to file electronic versions of the documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     The Company and the Organizers have filed or will file various applications with the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information in public files and records maintained by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance, is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus. Projections appearing in the applications were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing any reliance on them for purposes of making an investment decision.

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus.

--------------------------------------------------------------------------------
     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------
                                  THE COMPANY

     Buckhead Community Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Georgia on October 15, 1996, primarily to hold all of the capital stock of its proposed national banking subsidiary, The Bank of Buckhead, N.A. (Proposed) (the "Bank"). The Company may not acquire the capital stock of the Bank without the prior approval of the Federal Reserve Bank of Atlanta (the "Federal Reserve"), as the delegate of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the Georgia Department of Banking and Finance (the "Georgia Department"). The Company will file an application for Federal Reserve approval once it obtains preliminary approval of the application for a charter from the United States Office of the Comptroller of the Currency (the "OCC"). The Company initially will engage in no business other than owning and managing the Bank.

                                   THE BANK

     The Organizers (as defined below) filed an application with the OCC on November 8, 1996, to charter the Bank as a national banking association. The Organizers also filed an application on November 8, 1996, with the Federal Deposit Insurance Corporation (the "FDIC") for insurance by the FDIC of the deposits of the Bank. The Bank may not conduct any banking business until the OCC grants final approval of the Bank's application and issues the Bank a charter and the FDIC grants deposit insurance to the Bank. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the OCC, including initial capitalization of the Bank of an amount which the Organizers believe will be not less than $8,000,000. In order to receive deposit insurance, the Bank must also comply with certain legal requirements that may be imposed by the FDIC. See "The Offering" and "Supervision and Regulation." Additionally, the Company must obtain the approval of the Federal Reserve and the Georgia Department to become a bank holding company before acquiring the capital stock of the Bank.

     The Bank will engage in a general commercial banking business, emphasizing the needs of small businesses and professionals primarily in the Buckhead area of Atlanta, Georgia (the "Buckhead Area"). The Organizers expect that the Bank will be located near the center of the Buckhead Area, on East Paces Ferry Road between Peachtree Road and Piedmont Road. The Buckhead Area is an affluent section of the City of Atlanta about five miles north of downtown. The Buckhead market area extends roughly from the convergence of I-75 and I-85 at the north end of the downtown connector, northward to the northern city limits of Atlanta, bounded on the east by the DeKalb County line and on the west by the Cobb County line. The Bank will not initially have trust powers. The Bank may in the future offer a full-service trust department, but it cannot do so without the prior approval of the OCC. See "Proposed Business."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Marvin Cosgray, the proposed President of the Bank, has over 26 years of experience in the commercial banking industry. The Organizers believe that the proposed President's banking experience and the extensive business experience and contacts of the Organizers in the Buckhead Area should create immediate business opportunities for the Bank. See "Management." The Organizers presently are engaged in completing the tasks necessary to open the Bank, although no assurances can be given that the Bank will open for business or that the projected opening date can be achieved.

     The principal executive offices of the Company are located at 415 East Paces Ferry Road, N.E., Atlanta, Georgia 30305-3398. The Organizers currently plan for the Bank to be located at the same address.

                                THE ORGANIZERS

     The organizers of the Company and the Bank (the "Organizers") are Hugh C. Aldredge, Marvin Cosgray, J. Rex Fuqua, Julian LeCraw, Sr., R. Charles Loudermilk, Sr., Larry P. Martindale and William T. Towles. Additional individuals may be added as Organizers, subject to regulatory approval. All of the Organizers will serve as directors of the Company and the Bank. See "Management."

     The Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 690,000 shares of the Common Stock to be sold in this offering. The Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management."

                                 THE OFFERING

Security Offered                    Common Stock of the Company, par value $.01
                                    per share

Offering Price                      $5.00 per share

Number of Shares Offered            Minimum:   1,600,000
                                    Maximum:   2,400,000

Use of Proceeds                     The Company will use the net proceeds of the
                                    offering (gross proceeds less offering
                                    expenses, which are estimated to be $40,000) to capitalize the Bank through the purchase of capital stock of the Bank, subject to regulatory approval; to pay organizational expenses of the Company; and to provide working capital. The Company will use a minimum of $7,960,000 of the net proceeds, together with $40,000 of existing capital, to capitalize the Bank of a minimum of $8,000,000. The Company plans to retain sums in excess of the minimum necessary to capitalize the Bank at the Company and initially invest the sums in United States government securities or as a deposit at the Bank. The Company may be required by the OCC to capitalize the Bank at a level in excess of the minimum of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    $8,000,000, in which case the Company would have to receive net proceeds in the offering in excess of the minimum or obtain additional capital from other sources. If the OCC requires that the Bank be capitalized with an amount in excess of the minimum of $8,000,000, the Company plans to seek additional subscriptions up to the maximum subscription of $12,000,000. The Bank will use the capital received from the sale of its stock to the Company to provide working capital to be used for business purposes, including making loans and investments. See "Use of Proceeds - By the Bank."

Return of Less Than                 If the conditions for releasing subscription
  Subscription Amount               funds from escrow are met and such funds are
                                    released but final regulatory approval to commence banking operations is not obtained from the OCC or the FDIC or the Bank does not open for any other reason, it is possible that subscribers could be returned an amount less than their original investment. See "Risk Factors - Return of
                                    Less Than Subscription Amount."

Conditions to Offering              This offering will be terminated and all
                                    subscription funds, together with interest actually earned thereon, will be returned promptly to subscribers unless on or before September 30, 1998 (or such later date if the offering is extended by the Company for additional periods not to extend beyond
                                    March 31, 1999), (i) the Company has
                                    accepted subscriptions and payment in full for a minimum of 1,600,000 shares; (ii) the Company has obtained approval of the Federal
                                    Reserve and the Georgia Department to
                                    acquire the capital stock of the Bank and thereafter to become a bank holding company;
                                    and (iii) the Bank has received preliminary approval of its application for a charter from the OCC and of its application for deposit insurance from the FDIC.
                                    Subscription proceeds for shares will be deposited promptly in an escrow account with SunTrust Bank, Atlanta, as escrow agent (the
                                    "Escrow Agent"), under the terms of an
                                    escrow agreement (the "Escrow Agreement"), pending the satisfaction of the conditions set forth above or the termination of the offering. Subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. See "The
                                    Offering."

Plan of Distribution                Offers and sales of the Common Stock will be
                                    made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 RISK FACTORS

     An investment in the shares offered hereby involves certain risks, including, among others, lack of an operating history, dependence on key employees of the Bank, significant control of the Company by the Organizers, absence of an existing market for the Common Stock and lack of assurance that an active trading market in the Common Stock will develop, no intention to pay dividends in the foreseeable future, and competition from a number of other financial institutions with substantially greater financial and other resources than the Bank will have. See "Risk Factors."

--------------------------------------------------------------------------------

                                 RISK FACTORS

     An investment in the shares offered hereby involves certain risks. A subscription for shares should be made only after careful consideration of the risk factors set forth below and elsewhere in this Prospectus and should be undertaken only by persons who can afford an investment involving such risks. THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

     RETURN OF LESS THAN SUBSCRIPTION AMOUNT. The amounts paid by subscribers in this offering will be held in escrow until (i) the Company has accepted subscriptions and payment in full for a minimum of 1,600,000 shares; (ii) the Company has obtained approval of the Federal Reserve and the Georgia Department to acquire the capital stock of the Bank and thereafter to become a bank holding company; and (iii) the Bank has received preliminary approval of its application for a charter from the OCC and of its application for deposit insurance from the FDIC. If these conditions are not met by September 30, 1998, or by such subsequent date, not beyond March 31, 1999, to which the offering may be extended by the Company, all subscriptions will be returned promptly in full along with interest actually earned thereon. If these conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers, and all interest earned on the subscription proceeds will be retained by the Company. Once the Company has met the conditions for the offering, the Escrow Agreement will be terminated and any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital.

     Under the OCC's policies, a newly chartered national bank must open for business within eighteen months of receipt of preliminary approval of its application for a charter. The OCC's standard conditions for opening a bank include, but are not limited to: (i) raising sufficient capital, (ii) forming the corporate body, and (iii) passing a pre-opening examination. The OCC has substantial discretion in determining whether all of the conditions to opening the Bank have been met. In addition, the FDIC has substantial discretion in determining whether the Bank will be granted federal deposit insurance, which is a prerequisite to the Bank's opening. Therefore, even if the Company meets the conditions for release of the subscription funds from escrow, there is no assurance that the Bank will open for business. If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the OCC or the FDIC or the Bank does not open for any other reason, the Company's board of directors (the "Board of Directors") intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salary of the President and Chief Executive Officer of the Company and the Bank and other pre-opening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

     LACK OF OPERATING HISTORY; LACK OF INITIAL PROFITABILITY. The Company and the Bank currently are in the organizational stage, and neither has any operating history. As a consequence, prospective purchasers of the shares have limited information on which to base an investment decision. As a bank holding company, the Company's profitability will depend upon the Bank's operations. The Bank's proposed operations are subject to the risks inherent in the establishment of any new business and, specifically, of a new bank. The Company expects that the Bank will incur substantial initial expenses and may not be profitable for several years after commencing business, if ever. Shareholders are likely to experience additional dilution in the book value of the Common Stock due to operating losses expected to be incurred during the initial years of the Bank's operations. See "Proposed Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE ON KEY EMPLOYEE. As a new enterprise, the Company and the Bank will be materially dependent on the performance of Marvin Cosgray, who will be President and Chief Executive Officer of the Company and the Bank. The loss of the services of Mr. Cosgray or his failure to perform his management functions in the manner anticipated by the Organizers could have a material adverse effect on the Company and the Bank. The Company has entered into an employment agreement with Mr. Cosgray (the "Employment Agreement") pursuant to which Mr. Cosgray will be employed as President and Chief Executive Officer of the Bank. The Employment Agreement provides for the employment of Mr. Cosgray for a three-year term, subject to earlier termination by the Company for cause, upon the death or disability of Mr. Cosgray, or otherwise if a termination payment equal to six months of Mr. Cosgray's base salary is made, and by Mr. Cosgray upon 60 days written notice. The Employment Agreement restricts Mr. Cosgray's ability to compete with the Company or the Bank for a period of one year following his termination. See "Management - Employment Agreement."

     CONTROL OF THE COMPANY; PURCHASES BY ORGANIZERS. The Organizers, all of whom will serve as directors of the Company and the Bank, and members of their immediate families intend to purchase an aggregate of at least 690,000 shares, equal to 43.1% of the minimum number of shares offered hereby and 28.8% of the maximum number of shares offered hereby. Organizers may purchase additional shares in the offering and additional persons may be named as Organizers, subject to regulatory approval. The Organizers presently own all 60,000 outstanding shares of the Company. As a result of the anticipated stock ownership in the Company by the Organizers, together with the influence which may be exerted by such persons due to their positions as directors of the Company and the Bank, the Organizers as a group will have substantial control of the Company and the Bank following the offering. The Organizers may subscribe for up to 100% of the shares in this offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management."

     ANTITAKEOVER EFFECTS. Certain provisions of the Company's Articles of Incorporation and Bylaws may have the effect of discouraging attempts to takeover the Company, including: (i) provisions requiring prior notice of matters to be brought before meetings of shareholders; (ii) provisions requiring prior notice of nominees for election as directors; (iii) the ability of the Board of Directors to issue additional shares of common stock and special stock authorized in the Articles of Incorporation without shareholder approval; and
(iv) a provision of the Articles of Incorporation granting the Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and its shareholders, to take into account the effect of the transaction on the employees, customers, and suppliers of the Company and upon the communities in which the offices of the Company are located. Any of these measures may impede the takeover of the Company without the approval of the Board of Directors. See "Description of Capital Stock of the Company - Certain Antitakeover Effects."

     DETERMINATION OF OFFERING PRICE WITHOUT REGARD TO MARKET PRICE. Because the Company and the Bank are in organization, the offering price of $5.00 per share was determined by the Organizers without reference to traditional criteria for determining stock value such as book value or historical or projected earnings since such criteria are not applicable to companies with no history of operations. The price per share was set to enable the Company to raise gross proceeds of between $8,000,000 and $12,000,000 in this offering through the sale of a reasonable number of shares, and the price per share is essentially equivalent to the initial book value per share prior to the payment of the Company's and the Bank's organizational expenses. No assurance is or can be given that any of the shares could be resold for the offering price or any other amount.

     ABSENCE OF TRADING MARKET. There currently is no market for the shares and it is not likely that any trading market will develop for the shares in the future. There are no present plans for the Common Stock to be traded on any stock exchange or in the over-the-counter market. Furthermore, the development of any trading market for the shares may be adversely affected by purchases of large amounts of shares in this offering by the Organizers since shares purchased by the Organizers will generally not be freely tradable. Furthermore, in the event that a small number of Organizers or other persons acquire substantial additional amounts of the Common Stock, a trading market for the Common Stock will be even less likely to develop. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales. In addition, sales of substantial amounts of the Common Stock after the offering, by the Organizers or others, could adversely affect prevailing market prices. See "Description of Capital Stock of the Company - Shares Eligible for Future Sale."

     ESTABLISHED COMPETITION. The banking business is highly competitive, and the Bank will encounter strong competition from other commercial banks, as well as from savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions operating in the Atlanta area. As of August 1997, the Buckhead market measured by 11 commercial banks with a total of 35 branches and one credit union. A number of these competitors are well established in the Buckhead Area. Most of them have substantially greater resources and lending limits and a lower cost of funds than the Bank will have initially and may offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits. In addition, non-depository institution competitors are generally not subject to the extensive regulations applicable to the Company and the Bank. Federal legislation in recent years has removed restrictions on the establishment of nationwide operations by commercial banks, further increasing competition from out-of-state financial institutions. Although the Organizers believe that the Bank will be able to compete effectively with these institutions, no assurances can be given in this regard. See "Proposed Business- Competition" and "Supervision and Regulation."

     SUPERVISION AND REGULATION. The banking industry is heavily regulated. The success of the Company and the Bank depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. These regulations are primarily intended to protect depositors, not shareholders. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate effect of such changes cannot be predicted. Over the last 10 years, legislative enactments and the regulations thereunder have substantially increased the regulatory and supervisory requirements for financial institutions, which have resulted and will continue to result in increased operating expenses. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting the Company and the Bank may be modified at any time, and there is no assurance that such modifications will not adversely affect the business of the Company and the Bank. See "Supervision and Regulation."

     ECONOMIC CONDITIONS. The success of the Company and the Bank will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. Although the Organizers expect favorable economic development in the Bank's market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "Proposed Business."

     LACK OF PLANS TO PAY DIVIDENDS. The Company has no plans to pay any cash dividends to its shareholders in the foreseeable future. Since the Company and the Bank are both start-up operations and may incur initial losses, both the Company and the Bank intend to retain any earnings for the period of time management believes necessary to ensure the success of their operations. The Company will be dependent upon the Bank for its earnings and funds to pay dividends on the Common Stock. The payment of dividends by the Company and the Bank is also subject to legal and regulatory restrictions. Any payment of dividends by the Company in the future will depend on the Bank's earnings, capital requirements, financial condition, and other factors considered relevant by the Board of Directors. See "Dividend Policy," "Proposed Business," and "Supervision and Regulation."

     LENDING LIMIT. Under the National Bank Act, the Bank is limited in the amount it can loan a single borrower (including the borrower's related interests) by the amount of the Bank's capital. These limits will increase and decrease as the Bank's capital increases and decreases as a result of the Bank's earnings or losses, among other reasons. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. See "Supervision and Regulation."

                           THE COMPANY AND THE BANK

     The Company was incorporated under the laws of Georgia on October 15, 1996, for the purpose of becoming a bank holding company by acquiring all of the capital stock of the Bank upon its formation. The Bank is being organized as a national banking association under the laws of the United States. On November 8, 1996, the Organizers of the Bank filed an application for a charter for the Bank with the OCC and an application for insurance of the deposits of the Bank with the FDIC. Upon receipt by the Organizers of preliminary approval of the application for a charter from the OCC, the Company will file an application with the Federal Reserve and the Georgia Department seeking approval to become a bank holding company by acquiring all of the capital stock to be issued by the Bank. If and when the Company and the Bank receive required regulatory approvals, the Company will use a minimum of $8,000,000 of the aggregate net proceeds of this offering (together with up to $40,000 of existing capital) to purchase all of the shares of the capital stock of the Bank. See "Use of Proceeds." The Company initially will engage in no business other than owning and managing the Bank.

     The Bank will engage in a general commercial banking business, emphasizing the needs of small businesses and professionals primarily in the Buckhead Area. The Bank will not initially have trust powers. The Bank may in the future offer a full-service trust department, but it cannot do so without the prior approval of the OCC. See "Proposed Business." Marvin Cosgray, the proposed President and Chief Executive Officer of the Bank, has over 26 years experience in the commercial banking industry. See "Management."

     The Organizers believe that the banking experience of the proposed President and the extensive business experience and contacts of the Organizers in the Buckhead Area should create immediate business opportunities for the Bank. The Organizers presently are engaged in completing the tasks necessary to open the Bank, although no assurance can be given that the Bank can be opened by
a particular date.   See "Proposed Business."

     The Organizers of the Bank are Hugh C. Aldredge, Marvin Cosgray, J. Rex Fuqua, Julian LeCraw, Sr., R. Charles Loudermilk, Sr., Larry P. Martindale, and William T. Towles. Additional individuals may be added as Organizers, subject to regulatory approval. All of the Organizers will serve as directors of the Company and the Bank. The Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 690,000 shares of the Common Stock to be sold in this offering. The Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "Management."

     The principal executive offices of the Company are located at 415 East Paces Ferry Road, N.E., Atlanta, Georgia 30305-3389, and the Organizers expect that the Bank's initial office will be at that address. The Company's telephone number is (404) 812-0440.

                                 THE OFFERING

GENERAL

     The Company is offering for sale a minimum of 1,600,000 shares and a maximum of 2,400,000 shares of its Common Stock at a price of $5.00 per share to raise gross proceeds of between $8,000,000 and $12,000,000 for the Company. The minimum purchase for any investor (together with the investor's affiliates) is 2,000 shares unless the Company, in its sole discretion, accepts a subscription for a lesser number of shares. Subscribers should be aware that beneficial ownership of as little as 5% of the outstanding shares could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state securities and banking laws.

     It is expected that the Organizers as a group will purchase a total of 690,000 of the shares offered hereby; however, the Organizers may, subject to regulatory approval, elect to purchase up to 100% of the shares offered hereby, and additional persons may be named as Organizers. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the Organizers are expected to be substantial, investors should not place any reliance on the sale of the specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by other unaffiliated investors.

     Subscriptions to purchase shares will be received until September 30, 1998, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See "Conditions to the Offering and Release of Funds." The Company reserves the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond March 31, 1999. The date the offering terminates is referred to herein as the "Expiration Date." No written notice of an extension of the offering period need be given prior to any extension, and any such extension will not alter the binding nature of subscriptions already accepted by the Company. Extension of the Expiration Date might cause an increase in the Company's organizational and pre-opening expenses and in the expenses incurred with this offering. The Company and the Bank may find it necessary to utilize the services of brokers or dealers in order to effectuate the sales of these securities in certain jurisdictions.

     Following acceptance by the Company, subscriptions will be binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part, and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership.

     In the event the Company rejects all, or accepts less than all, of any subscription, the Company will refund promptly, with interest actually earned thereon, the amount remitted that corresponds to $5.00 multiplied by the number of shares as to which the subscription is not accepted. If the Company accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted that corresponds to $5.00 multiplied by the number of shares as to which the subscription is canceled, together with interest actually earned thereon.

     Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the offering conditions are satisfied and escrowed funds are delivered to the Company.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

     Subscription proceeds accepted by the Company for the initial 1,600,000 shares subscribed for in this offering will be promptly deposited in an escrow account with the Escrow Agent until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to the Company unless on or before the Expiration Date: (i) the Company has accepted subscriptions and payment in full for a minimum of 1,600,000 shares; (ii) the Company has obtained approval of the Federal Reserve and the Georgia Department to acquire the capital stock of the Bank and thereafter to become a bank holding company; and (iii) the Bank has received preliminary approval of its application for a charter from the OCC and of its application for deposit insurance from the FDIC.

     If the above conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers. Once the Company has met the conditions for the offering, the Escrow Agreement will be terminated and any subscription proceeds accepted after satisfaction of the conditions before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. When the subscription funds are released to the Company, the Company will use a portion of the proceeds to repay the Organizers for amounts advanced by them for organizational and offering expenses.

     If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the OCC or the Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salary of the President) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

     If the above conditions are not satisfied by the Expiration Date or the offering is otherwise earlier terminated, accepted subscription agreements will be of no further force or effect, and the full amount of all subscription funds will be returned promptly to subscribers together with any interest actually earned on such subscription funds.

     The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in the deposit accounts or short-term certificates of deposit which are fully insured by the FDIC or another agency of the United

States Government, short-term securities issued or fully guaranteed by the United States government (or money market funds consisting entirely thereof) or federal funds until released from escrow. The Organizers do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the Expiration Date of the offering.

PLAN OF DISTRIBUTION

     Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. Although it is not currently anticipated, the Company and the Bank reserve the right to use brokers or dealers to effectuate sales of the Common Stock in the offering.

HOW TO SUBSCRIBE

     Shares may be subscribed for by delivering the subscription agreement (the "Subscription Agreement") attached hereto as Exhibit A, completed and executed, to the Company, on or prior to the Expiration Date. Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of SunTrust Bank, Atlanta, Escrow Account for Buckhead Community Bancorp, Inc., in the amount of $5.00 multiplied by the number of shares subscribed for.

                                USE OF PROCEEDS

BY THE COMPANY

     Upon satisfaction of all of the conditions discussed in "The Offering - Conditions to the Offering and Release of Funds," all subscription funds held in escrow will be released and will become capital of the Company. The gross proceeds to the Company from the sale of the shares offered hereby will be between $8,000,000 and $12,000,000. The Company will use $40,000 of the gross proceeds to pay the expenses of this offering, which will consist primarily of legal, accounting, marketing and printing expenses. Thereafter, the Company will use a minimum of $7,960,000 and a maximum of $10,000,000 of the gross proceeds to purchase all of the capital stock of the Bank. The Company will retain any balance of the proceeds, which may be up to $1,960,000 in the case of the maximum offering, for working capital and other general corporate purposes, including payment of expenses of the Company and the provision of additional capital for the Bank in the future, if necessary.

     The following table sets forth the anticipated use of proceeds by the Company based on the sale of the minimum number and maximum number of shares in this offering.

                                                           Minimum                      Maximum
                                                           Offering (1)                 Offering (2)
                                                           ------------                 -----------
Gross proceeds from offering.....................          $ 8,000,000                  $ 12,000,000
Expenses for organization and issuance and                     (40,000)                      (40,000)
 distribution of Common Stock....................
Investment in capital stock of the Bank(3).......           (7,960,000)                  (10,000,000)
                                                           -----------                  ------------
Remaining proceeds(4)............................          $       ---                  $  1,960,000
                                                           ===========                  ============

____________________

(1)  Assumes that 1,600,000 shares of Common Stock are sold in this offering.
(2)  Assumes that 2,400,000 shares of Common Stock are sold in this offering.
(3) To the extent that the net proceeds of the offering are less than $8,000,000, the Company will invest a portion of its existing capital in the Bank so that the Bank's initial capital is at least $8,000,000.
(4) This amount will be used by the Company for working capital and may be used to provide additional capital for the Bank, if necessary.

BY THE BANK

     The Bank currently plans to use approximately $250,000 of the proceeds it receives from the sale of its stock to the Company to reimburse the Company for amounts advanced by it to pay organizational and pre-opening expenses of the Bank. Organizational expenses of the Bank, estimated at $125,000, include consulting fees, expenses for market analysis and feasibility studies, application fees, and legal fees and expenses. Pre-opening expenses, estimated at $125,000, include officers' and employees' salaries and benefits estimated at $75,000 and estimated lease expenses of $26,000. The Bank will use approximately $250,000 for furniture, fixtures and equipment for its banking office. The Bank expects to pay approximately $160,000 during the first year to rent the location of the Bank office from Longpoint Investors, Ltd., which is not affiliated with any of the Organizers. The balance of the funds to be received by the Bank and available for use in the first year, estimated at

$7,340,000 if the minimum number of shares is sold and $9,340,000, if the maximum number of shares is sold, will be used for loans to customers, investments, and other general corporate purposes.

     The following table depicts the anticipated use of proceeds by the Bank based on the sale of the minimum number and maximum number of shares in the offering. All proceeds received by the Bank will be in the form of an investment by the Company in the Bank's capital stock.

                                                                    Minimum              Maximum
                                                                    Offering (1)         Offering(2)
                                                                    ------------         -----------
Investment by the Company in the Bank's Capital Stock..........     $ 8,000,000          $ 10,000,000
Reimbursement of the Company for amounts advanced for
 organizational and pre-opening expenses of the Bank...........        (250,000)             (250,000)
Furniture, Fixtures and Equipment..............................        (250,000)             (250,000)
Lease Expense (First Year).....................................        (160,000)             (160,000)
Other Occupancy Expenses.......................................         (80,000)              (80,000)
                                                                    -----------          ------------
Remaining Proceeds(3)..........................................     $ 7,260,000          $  9,260,000
                                                                    ===========          ============

______________________________

(1)  Assumes that 1,600,000 shares of Common Stock are sold in this offering.
(2)  Assumes that 2,400,000 shares of Common Stock are sold in this offering.
(3) This amount is to be used by the Bank for loans to customers, investments, and other general corporate purposes.

     Although the amounts set forth above provide an indication of the proposed use of funds based on the plans and estimates of the Organizers of the Company and the Bank, actual expenses may vary from the estimates. The Organizers believe that the estimated minimum net proceeds of $7,960,000 from the offering, together with $40,000 of existing capital of the Company, will satisfy the cash requirements of the Company and the Bank for their respective first five years of operations and that neither the Company nor the Bank will need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

                                CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company as of June 30, 1997, (ii) the pro forma capitalization of the Company as of June 30, 1997, to reflect the redemption of the shares of two former organizers of the Company and the Bank, and (iii) the pro forma capitalization of the Company at June 30, 1997, as adjusted to give effect to the sale of the minimum of 1,600,000 shares in this offering and the estimated pre-opening expenses of the Company and the Bank. See "Use of Proceeds."

                                                                                                         Pro Forma
               Shareholders' Equity                                   Actual            Pro Forma        As Adjusted
               --------------------                                   ------            ---------        -----------
Common Stock, par value $.01 per share; 10,000,000 shares
 authorized; 80,000 shares issued and outstanding; 60,000
 shares issued and outstanding pro forma; 1,660,000 shares
 issued and outstanding pro forma as adjusted (minimum
 offering).................................................           $    800          $     600        $   16,600

Special Stock, no par value per share; 1,000,000 shares
 authorized; no shares issued and outstanding..............                 --                 --                --

Additional paid-in capital(1)..............................            399,200            299,400         8,243,400

Deficit accumulated during the developmental stage.........            (43,699)           (43,699)         (125,000)
                                                                      --------          ---------        ----------
Total shareholders' equity(2)..............................           $356,301          $ 256,301        $8,135,000
                                                                      ========          =========        ==========

_____________________________

(1) The expenses of the offering will be charged against this account. These expenses are estimated to be $40,000, and this amount has been used in the calculation of the amount shown in the "As Adjusted" column.
(2) The shareholders are likely to experience additional dilution due to operating losses expected to be incurred during the initial years of the Bank's operations.

                            SELECTED FINANCIAL DATA

     The following selected financial data for the Company for the period from inception until June 30, 1997, is derived from the financial statements and other data of the Company.

                                                                 Period Ended
                                                                 June 30, 1997
                                                                 -------------
     INCOME STATEMENT DATA:
          Noninterest expense                                       $ 48,887
          Net (loss)                                                 (43,699)

     BALANCE SHEET DATA:
          Assets                                                     360,349
          Cash and interest bearing deposits in banks                196,161
          Deferred stock offering and organizational costs
            capitalized                                              159,608
          (Deficit) accumulated during development stage             (43,699)
          Stockholders' Equity                                       356,301

     PER SHARE DATA
          Net (loss) per share                                          (.57)

                                DIVIDEND POLICY

     The Board of Directors expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. The Company's ability to pay any cash dividends to its shareholders in the future will depend primarily on the Bank's ability to pay dividends to the Company. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" and "Supervision and Regulation - Capital Regulations." In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                               PROPOSED BUSINESS

GENERAL

     The Company was incorporated as a Georgia corporation on October 15, 1996, primarily to own and control all of the capital stock of the Bank. The Company initially will engage in no business other than owning and managing the Bank. The Organizers have chosen a holding company structure under which the Company will acquire all of the capital stock of the Bank because, in the judgment of the Organizers, the holding company structure provides flexibility that would not otherwise be available.

     The holding company structure can assist the Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve Board debt guidelines, the Company may borrow money and contribute the proceeds to the Bank as primary capital. Moreover, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking in which the Bank cannot engage directly. See "Supervision and Regulation." Although the Company has no present intention of engaging in any of these activities, if circumstances should lead the Company's management to believe that there is a need for these services in the Bank's market area and that such activities could be profitably conducted, management of the Company would have the flexibility of commencing these activities upon filing a notice or application with the Federal Reserve.

     The Bank is being organized as a national banking association under the laws of the United States, and, subject to regulatory approval, the Bank will engage in a commercial banking business from its location in the Buckhead Area, with deposits insured by the FDIC. By virtue of being a national bank, the Bank will be a member of the Federal Reserve System. The Bank may not commence business until the OCC issues a charter for the Bank and the FDIC grants deposit insurance to the Bank. There is no assurance that the Bank will be successful in receiving regulatory approval and satisfying any conditions that may be imposed upon the Bank by the OCC or the FDIC prior to the commencement of its business.

MARKETING FOCUS

     Most of the banks in the Buckhead Area are local branches of large regional banks. The Organizers believe that there is a void in the community banking market in the Buckhead Area and believe that the Bank can successfully fill this void. However, size gives the larger banks certain advantages in competing for business from large corporations. These advantages include higher lending limits and the ability to offer services in other areas of Atlanta and the region. As a result, the Company generally will not attempt to compete for the banking relationships of large corporations, but will concentrate its efforts on small businesses and on professionals.

     The Bank plans to emphasize the Company's local ownership, community bank nature and ability to provide more personalized service than its competition. The Organizers believe that the proposed community bank focus of the Bank is likely to succeed in the Buckhead market. The Organizers believe that the area will react favorably to the Bank's emphasis on service to small businesses and professionals. However, no assurances in this respect can be given.

LOCATION AND SERVICE AREA

     The Bank will be located on East Paces Ferry Road between Peachtree Road and Piedmont Road. See "Facilities." The Bank will primarily serve the Buckhead Area, which is in the northern part of the Atlanta city limits and the central part of Fulton County. The Buckhead Area is generally bounded by the Atlanta city limits and the DeKalb County line on the east, the Atlanta city limits line on the north, the Atlanta city limits and Cobb County line on the west, and Peachtree Creek from the Chattahoochee River to Interstate 75, Interstate 75 to Interstate 85, and Interstate 85 to the DeKalb County line on the south. The total area contains approximately 28 square miles and is about 5 miles from Atlanta's central downtown.

     The Buckhead Area is characterized by a large population base concentrated in a relatively small area and a very high level of household and per capita income. The resident population of the Buckhead Area exceeded 61,000 as of 1995, and its daytime population is at least twice that number. The Buckhead Area has approximately 16,500 multi-family units and 15,600 homes. In each category, it consistently experiences the highest occupancy rates in the city. Most of the growth in population, employment and housing in the city of Atlanta in the last 5 years has taken place in Buckhead. Over 48 mid-rise high-rise apartments and condominiums, with nearly 9,000 units, are located in Buckhead.

     The two largest sources of employment in Buckhead are the services and retail industries. There are an estimated 1,045 businesses in Buckhead and nearly 1,400 professionals of various types. Total employment in 1995 was over 84,000, approximately 48.6% of which was in the services segment and approximately 20.9% of which was in the retail segment. There is at least 12.5 million feet of office space in the Buckhead Area, with very low vacancy rates in the "Class A" space market segment. Much of this space is concentrated within two miles of the proposed bank site. The Buckhead Area has over 6.2 million square feet of retail space spread among two large, well-known retail centers (Lenox Square and Phipps Plaza) and over 70 additional multi-tenant locations. The market also contains over 2.2 million square feet of industrial space.

DEPOSITS

     The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the Bank's principal market area at rates competitive to those offered in the Buckhead Area. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts will be insured by the FDIC up to the maximum amount allowed by law (generally, $100,000 per depositor subject to aggregation rules). The Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities.

LENDING ACTIVITIES

     General. The Bank intends to emphasize a range of lending services, including commercial, real estate, and consumer loans, to small- to medium-sized businesses and professional concerns and individuals that are located in or conduct a substantial portion of their business in the Bank's market area.

     Commercial Loans. The Organizers currently anticipate that loans for commercial purposes in various lines of businesses will be one of the primary components of the Bank's loan portfolio. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers, which in turn is affected by general economic conditions and the strength of the services and retail market segments. Commercial loans may require more careful management in order to limit the risks associated with them. The well established banks in the Buckhead Area will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses who may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

     Real Estate Loans. The Bank will make commercial real estate loans, construction and development loans, and residential real estate loans in the Buckhead Area. These loans include certain commercial loans where the Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank may require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate, new job creation trends and tenant vacancy rates. The Bank will compete for real estate loans with a number of bank competitors which are well established in the Buckhead Area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See "Competition" below.

     The Bank may also originate loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, be amortized over a period not exceeding 48 months or be ninety-day term loans, in each case bearing interest at a fixed rate. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans will be the established banks in the Buckhead Area.

     Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the officers' loan committee. The Bank will establish an officers' loan committee that has lending limits, and any loan in excess of this lending limit will be approved by the directors' loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank.

     Lending Limits. The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the

Bank will be subject to a loan-to-one-borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus, or 25% of the unimpaired capital and surplus if the excess over 15% is approved by the board of directors of the Bank and is fully secured by readily marketable collateral. Based on the proposed minimum initial capitalization of the Bank and its projected pre-opening expenses, the Bank's initial lending limit will be approximately $1,181,000 for loans not fully secured plus an additional $788,000 (or an aggregate of approximately $1,969,000) for loans for which the additional 10% is fully secured. The Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as the Bank's capital increases or decreases as a result of the Bank's earning or losses, among other reasons. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

OTHER BANKING SERVICES

     Other anticipated bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Bank plans to offer annuities, mutual funds, and other financial services through a third party which has not, as yet, been chosen by the Bank. The Bank also plans to offer MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the OCC.

COMPETITION

     The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Atlanta area. As of August 1997, the Buckhead Area was served by 11 commercial banks with a total of 35 offices and one credit union. A number of these competitors are well established in the Buckhead Area. Most of them have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits.

FACILITIES

     The Company is presently negotiating a lease agreement with Longpoint Investors, Ltd. for space located at 415 East Paces Ferry Road, N.E., Atlanta, Georgia, to house the Bank's office. The space is being renovated by the landlord for use as a bank office. The lease term is expected to commence on November 1, 1997, and expire ten years thereafter, with renewal rights. The property includes approximately 9,179 square feet of office space. Annual rent for the first year of the lease is approximately $160,000, and increases 3% per year during the initial lease term.

EMPLOYEES

     The Company anticipates that, upon commencement of operations, the Bank will have approximately 11 full-time employees and 3 part-time employees. The Company will not have any employees other than its officers, none whom will initially receive any remuneration for their services to the Company. Marvin Cosgray, the proposed President and Chief Executive officer of the Bank, is currently employed by the Company to head the organizational effort for the Bank. See "Management - Employment Agreement."

LEGAL PROCEEDINGS

     There are no material legal proceedings to which the Company or the Bank or any of their properties are subject.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As of June 30, 1997, the Company had total assets aggregating approximately $360,349. These assets consisted principally of cash and interest bearing deposits in banks of $196,161 and deferred offering expenses and organizational costs of $159,508. The organizational costs relate to the organization of the Company and the Bank and have been capitalized and will be amortized over a five year period. The Company's liabilities at June 30, 1997, were $4,048, and consisted of accounts payable. The Company had shareholder's equity of $356,301.

     The Company had a net loss from October 15, 1996 (the Company's inception date), through June 30, 1997, of $43,699. This loss resulted from salary and supply expenses incurred in support of activities related to the initial organization of the Company and the Bank. These activities included (without limitation) the preparation and filing of an application with the OCC for a national bank charter and an application with the FDIC for federal deposit insurance, and the preparation and filing of a registration statement for the offering of the Common Stock.

     Assuming that the offering is successfully completed, the Company's initial activities will be devoted to organizing the Bank and opening and commencing the business of the Bank. These organizational activities will include completing all required steps for approval from the OCC for a national bank charter; equipping the office of the Bank; hiring qualified personnel to work in the various offices of the Bank; conducting public relations activities on behalf of the Bank; developing prospective business contacts for the Bank and the Company; and taking other actions necessary for a successful bank opening. The Company has entered into a lease for the main office of the Bank of an initial rental rate of $160,000 per year with 3% annual increases during the lease term.

     Because the Company is in the organizational stage, it has had no operations from which to generate revenues and, until the Bank opens for business, the Company's only source of revenues will be interest earned on subscriptions. Because these revenues will be less than the expenses incurred in connection with activities related to the initial organization of the Company and the Bank, the Company will incur a net loss through the date of the opening of the Bank. In addition, the Company anticipates incurring continuing operating losses during the Bank's early stages of operations.

     At least $7,960,000 of the proceeds of this offering will be used to capitalize the Bank and any remainder will be used to pay organizational expenses of the Company and provide working capital, including additional capital for investment in the Bank, if needed. See "Use of Proceeds." The Company believes that this amount will be sufficient to fund the activities of the Bank in its initial stages of operation and that the Bank will generate sufficient income from operations to fund its activities on an on-going basis for at least five years. In addition, the Company believes that income from the operations of the Bank will be sufficient to fund the activities of the Company on an on-going basis for at least five years. However, there can be no assurance that either the Bank or the Company will achieve any particular level of profitability.


                          SUPERVISION AND REGULATION


     The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

THE COMPANY

     Because it will own the outstanding capital stock of the Bank, the Company will be a bank holding company within the meaning of the federal Bank Holding Company Act of 1956 (the "BHCA") and the Georgia Financial Institutions Code (the "Georgia Code"). The activities of the Company will also be governed by the Glass-Steagall Act of 1933 (the "Glass-Steagall Act").

     The BHCA. Under the BHCA, the Company will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's activities are limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank,
(ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

     In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the Company has registered securities under Section 12 of the Exchange Act (which the Company would likely be required to do with respect to the Common Stock once it has more that 500 shareholders of record) or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

     Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in approved insurance and discount brokerage activities, performing qualifying data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations, and making investments in qualifying corporations or projects designed primarily to promote community welfare.

     The Federal Reserve Board will impose certain capital requirements on the Company under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, the Company will be able to borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid from the Bank to the Company (although the ability of the Bank to pay dividends will be subject to regulatory restrictions as described below in "The Bank - Dividends"). The Company will also be able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

     Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

     The Georgia Code. All Georgia bank holding companies must register with the Georgia Department under the Financial Institutions Code of Georgia (the "Georgia Code"). A registered bank holding company must provide the Georgia Department with information with respect to the financial conditions, operations, management, and inter-company relationships of the holding company and its subsidiaries. The Georgia Department may also require such other information as is necessary to keep itself informed about whether the provisions of Georgia law and the regulations and orders issued thereunder by the Georgia Department have been complied with, and the Georgia Department may make examinations of any bank holding company and its subsidiaries.

     Under the Georgia Code, it is unlawful without the prior approval of the Georgia Department (i) for any bank holding company to acquire direct or indirect ownership or control of more than five percent of the voting shares of any bank, (ii) for any bank holding company or subsidiary thereof, other than a bank, to acquire all or substantially all of the assets of a bank, or (iii) for any bank holding company to merge or consolidate with any other bank holding company. It is also unlawful for any bank holding company to acquire direct or indirect ownership or control of more than five percent of the voting shares of any bank unless such bank has been in existence and continuously operating or incorporated as a bank for a period of five years or more prior to the date of application to the Georgia Department for approval of such acquisition. In addition, in any such acquisition by an existing bank holding company, the initial banking subsidiary of such bank holding company must have been incorporated for not less than two years before the holding company can acquire another bank.

     The Georgia Code and federal law allow interstate banking by permitting banking organizations in other states to acquire Georgia banking organizations. As a result of these provisions, banking organizations in other states, most significantly North Carolina, Florida, and Alabama, have entered the Georgia market through acquisitions of Georgia institutions. Those acquisitions are subject to federal and Georgia approval as described above.

     Glass-Steagall Act. The Company will also be restricted in its activities by the provisions of the Glass-Steagall Act, which will generally limit the ability of the Company to own subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and may be subject to significant revision as a result.

THE BANK

     General. Subject to receipt of the necessary approvals of its pending applications, the Bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the OCC. Deposits in the Bank will be insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC will regulate or monitor virtually all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC will require the Bank to maintain certain capital ratios and will impose limitations on the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank will be required by the OCC to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

     All insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). The federal banking regulatory agencies have established regulatory standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

     National banks and their holding companies which have been chartered or registered or undergone a change in control within the past two years or which have been deemed by the OCC or the Federal Reserve Board, respectively, to be troubled institutions must give the OCC or the Federal Reserve Board, respectively, thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment. The Company and the Bank will meet the criteria which trigger this additional approval during the first two years after they are registered or chartered, respectively.

     Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Insured depository institutions like the Bank pay for deposit insurance under a risk-based premium system. Under the premium system, a depositor institution pays premiums to BIF or SAIF ranging from almost zero to $.27 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. During its initial months of operations, it is likely that the Bank's assessment rate will be $.07 per $100 of insured deposits. Increases in deposit insurance premiums will increase the Bank's cost of funds, and there can be no assurance that such cost can be passed on to the Bank's customers. There is a bill pending in Congress which would result in the merger of BIF and SAIF in 1999.

     Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

     The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "Capital Regulations" below.

     Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Georgia law, the Bank may establish branches throughout Fulton and DeKalb counties with the prior approval of the OCC, and may establish up to three branches in additional counties with the prior approval of the OCC. After July 1, 1998, the Bank will be permitted to establish branches throughout Georgia with the prior approval of the OCC. With prior regulatory approval, the Company will be able to acquire other existing banking operations in Georgia once the Bank has been incorporated for 24 months. Furthermore, federal law permits out of state acquisitions by bank holding companies, interstate merging by banks (subject to veto by new state law), and de novo branching by banks if allowed by state law. These branching powers may result in an increase in the number of competitors in the Bank's market, although to date they have tended to trigger consolidations in the market. The Organizers believe the Bank can compete effectively in the market despite any impact of these branching powers, but there can be no assurance that future competitive developments will not impact the Bank's ability to compete effectively. The Organizers currently have no plans or agreements whereby the Bank would acquire other banks or thrifts.

     Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal bank regulatory authorities evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

     Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribe s procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL REGULATIONS

     The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain in excess of the minimums. Neither the Company nor the Bank has received any notice indicating that either entity will be subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

     Federal law and regulations establish a capital-based regulatory scheme designed to promote early intervention for troubled banks and require the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, the Organizers expect the Bank to qualify as "well-capitalized."

     Under the regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect the Company in several ways. After completion of this offering, the Company's capital levels will initially be more than adequate. However, rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary. Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

ENFORCEMENT POWERS

     Federal law makes strong civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees, and agents of a financial institution, independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with considerable flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, regulators have broad power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

FUTURE LEGISLATIVE DEVELOPMENTS

     From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

EFFECT OF GOVERNMENTAL MONETARY POLICIES

     The earnings of the Bank will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL

     The following table sets forth the respective names, ages, positions with the Company and the Bank, existing share ownership and anticipated subscriptions of the Organizers. The Organizers may elect to purchase more than the shares indicated below.

                                                                                        Total Share   Percentage     Percentage
                                                                                         Ownership        of            of
                                 Position With      Existing Share     Anticipated         Post-      Outstanding    Outstanding
     Name(Age)                   Company/ Bank       Ownership(1)    Subscription(2)     Offering      Minimum(3)      Maximum (4)
     ---------                   -------------      --------------   ---------------    -----------   -----------    -----------
Hugh C. Aldredge(69)                Director            10,000            90,000          100,000          6.0%           4.1%

Marvin Cosgray (48)                 Director,               --            50,000           50,000          3.0%           2.0%
                                  President and
                                 Chief Executive
                                    Officer

J. Rex Fuqua(48)                    Director            10,000            90,000          100,000          6.0%           4.1%

Julian LeCraw Sr.(67)               Director            10,000            90,000          100,000          6.0%           4.1%

R. Charles Loudermilk, Sr.(70)      Director            10,000           190,000          200,000         12.0%           8.1%

Larry P. Martindale(51)             Director            10,000            90,000          100,000          6.0%           4.1%

William T. Towles(69)               Director            10,000            90,000          100,000          6.0%           4.1%
                                                        ------            ------          -------
TOTAL                                                   60,000           690,000          750,000         45.2%          30.5%

     _____________________

     (1) All shares presently owned by the Organizers were purchased at a price of $5.00 per share, the same price at which shares are being offered to the public.
     (2) All of such purchases will be at a price of $5.00 per share, the same price at which shares are being offered to the public. Organizers may purchase up to 100% of the shares in the offering if necessary for the Company to achieve the minimum capital requirement and also may decide to purchase additional shares in the offering even if the minimum offering is fully subscribed. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Although each Organizer has agreed with the other Organizers that he will subscribe for the number of shares indicated above, neither the Organizers nor any other subscriber will be obligated to purchase shares except pursuant to a valid subscription agreement executed after receipt of this Prospectus. This table includes shares which are expected to be beneficially owned by the Organizers upon completion of the offering .
     (3) Assumes that the minimum number of 1,600,000 shares are sold in this offering
     (4) Assumes that the maximum number of 2,400,000 shares are sold in this offering.

     All of the Organizers will serve as directors of the Company and the Bank. Biographical information concerning the Organizers is set forth below.

     Hugh C. Aldredge has over 45 years of experience in real estate development, management and finance. Since 1950, he has been the owner of Aldredge Properties, a real estate investment concern, and since 1967 he has been President of Squire Inn, Inc., a hotel investment and management corporation. He received his BBA degree in Marketing in 1949 from The
University of Georgia University. He is a member and serves on the Administrative Board of Northside United Methodist Church. He is a member of the Board of Directors and past President of the Atlanta Country Club, and a member of the Atlanta Classic Foundation, a charitable organization which raises money through celebrity golf tournaments. He is a past member of the Sandy Springs Revitalization Committee.

     Marvin Cosgray is the President and Chief Executive Officer of the Company and the proposed President and Chief Executive Officer of the Bank. He graduated from the University of West Florida with a Bachelors degree and received a law degree in 1979 from Woodrow Wilson College of Law in Atlanta, Georgia. He served as President and Chief Executive Officer of Gwinnett National Bank from its organization in 1988 until April 1997. He served as President and Chief Executive Officer of First Colony Bank, Alpharetta, Georgia, and its parent bank holding company, First Colony Bancshares, Inc., from February of 1986 until his resignation on July 31, 1988. Immediately prior to his service with First Colony Bank, Mr. Cosgray was President and Chief Executive Officer of Heritage Trust Savings Bank, Conyers, Georgia. From 1972 until coming to Heritage Trust, Mr. Cosgray served in various managerial and executive capacities with Gwinnett Bank and Trust Company, Norcross, Georgia. Mr. Cosgray has chaired and been a member of various committees of the Community Bankers Association of Georgia and the Georgia Bankers Association since 1971. He has also been active in civic, social and church activities throughout his career. He is currently a charter member of the Norcross Rotary Club where he has served as President and a director. He has been a director of the Alpharetta/North Fulton Rotary Club, a co-founder and a director of the Alpharetta Business Alliance, and a two term Chairman of the North Fulton District of the Boy Scouts of America. He has been a member of the North Fulton and Gwinnett County Chambers of Commerce. He is an Elder of the Alpharetta Presbyterian Church.

     J. Rex Fuqua is President and Chief Executive Officer of Fuqua Capital Corporation, a private investment and money management firm, a position he has held since 1988. From 1982 to 1988 he was President of Signet Capital, Inc., and from 1979 to 1982 he was President of Signet Communications Company. Prior to that, he was President of Fuqua National, Inc. for five years. He received his BBA degree in Finance in 1972 from The University of Georgia and his Masters Degree in Clinical Psychology from the California School of Professional Psychology. He is a director of Fuqua Enterprises, Inc., Aaron Rents, Inc., and FNB Bancshares, Inc., Lakeland, Georgia, which is the holding company for Farmers & Merchant's Bank, Lakeland, Georgia and The United Banking Company, Nashville, Georgia. From 1974 to 1976 he was Director of First Georgia Bank, Atlanta, Georgia.

     He is a member of the Board of Trustees of Duke University, the Board of Trustees of Duke University Graduate Business School, a former Trustee of The Westminster School in Atlanta, Georgia, and is a Trustee of the Heritage School in Newnan, Georgia. He is a member of the Board of Counselors of The Carter Center, a Director of Camp Sunshine, and a member of the Board of Trustees, and former Chairman, of the Atlanta Botanical Garden.

     Julian LeCraw, Sr. has been the owner and principal of Julian LeCraw & Company, a real estate development and management firm, since 1955. He received his B.S. degree in Industrial Management in 1952 from the Georgia Institute of Technology and a L.L.B. degree in 1958 from the Woodrow Wilson School of Law. From 1983 to 1994, he served as a director of First National Bank of Cobb County and, following its acquisition by Barnett Bank, of Barnett Bank in Atlanta, where he also served as a member of the Problem Loan Committee. He is a former Chairman of the Buckhead

Coalition, Vice President of Georgia Tech Foundation, Inc., a member of the Board of Trustees of The Westminster School in Atlanta, Georgia, and an Elder of North Avenue Presbyterian Church.

     R. Charles Loudermilk, Sr. is the founder, Chairman and Chief Executive Officer of Aaron Rents, Inc., one of the leading furniture rental and sales companies in the United States. He received his B.S. degree in Commerce in 1950 from The University of North Carolina. From 1985 to 1994 he served as director and a member of the Executive Committee of The Buckhead Bank and The Chattahoochee Bank.

     He is Founder and past Chairman of the Buckhead Coalition, a member of the Board of Directors of the Corporation for Olympic Development in Atlanta (CODA), a member of the Board of Visitors of the University of North Carolina and a member of the Rotary Club of Atlanta, the Atlanta Action Forum and the Executive Committee of the Atlanta Convention and Visitors Bureau's Board of Directors.
He has served on the Piedmont Hospital Foundation Board, the Shepherd's Spinal Center Steering Committee and the Archbold Hospital Foundation in Thomasville, Georgia. He is former President of the National Rental Service Association, former Chairman of the Board of Directors of the Metropolitan Atlanta Rapid Transit Authority (MARTA), former Co-Chairman of Andrew Young's Atlanta mayoral campaigns in 1981 and 1985, and is Treasurer of Guy Milner's United States Senate campaign. He is Chairman of the Buckhead Club, and a member of the Commerce Club, the Capital City Club and the Piedmont Driving Club.

     Larry P. Martindale has been Vice Chairman of Ritz-Carlton Hotel Company for over 20 years. He received his B.S. degree in Business Administration in 1969 from the University of Mississippi. He is a member of the Foundation Board of the University of Mississippi, the Board of Directors of the Atlanta Country Club and the Board of Directors of Junior Achievement. He is a member of Holy Innocence's Episcopal Church.

     William T. Towles is a builder, developer, manager and investor in apartments, shopping centers and other real estate projects. He received his B.S. degree in Architecture in 1950 from the Georgia Institute of Technology. He is a former member of the Advisory Board of Shepherd's Spinal Center, a former Trustee of the Georgia Tech Alumni Association, a former Chairman of the Board of Trustees of St. James United Methodist Church, and a member of the Randolph Macon Parents Council. He is a member of the Georgia Tech Athletic Hall of Fame and a former Director of the Peachtree Golf Club.

EMPLOYMENT AGREEMENT

     Marvin Cosgray and the Company have entered into an Employment Agreement pursuant to which Mr. Cosgray is the President and Chief Executive Officer of the Company and will serve as the President and Chief Executive Officer of the Bank. The Employment Agreement provides for a starting salary of $115,000 per annum. In addition, Mr. Cosgray will be eligible to receive annual performance bonuses, payable in cash or, at the election of Mr. Cosgray, in stock, based on the return on average assets of the Bank. The maximum performance bonus payable is 25% of Mr. Cosgray's base salary. Mr. Cosgray will be eligible to participate in all retirement, welfare and other benefit plans or programs of the Company applicable generally to employees of the Company or to a class of employees that includes senior executives of the Company. The Employment Agreement requires that the Company provide Mr. Cosgray with a term life insurance policy providing for death benefits totaling $250,000. In addition, the Company will provide Mr. Cosgray with an automobile allowance of $500 per month and reimburse Mr. Cosgray for reasonable travel and other expenses related to his position with the Company and the Bank, including membership fees for business, civic and social organizations.

     The Employment Agreement is terminable by the Company or the Bank immediately for cause (as defined in the Employment Agreement) or upon the death or complete disability of Mr. Cosgray. In addition, the Company may terminate the Employment Agreement for any reason provided that it pays Mr. Cosgray his base salary for a period of six months after the date of termination. Mr. Cosgray may terminate his employment under the Employment Agreement upon sixty days written notice to the Company and the Bank. For a period of one year following termination of Mr. Cosgray's employment, Mr. Cosgray may not serve as a director, officer at the Vice President level or higher, or organizer or promoter of, or provide executive management services to, any entity engaged in banking activities which are competitive with those which the Bank has engaged in within the twelve months immediately preceding such termination at any location within 15 miles of the boundary of the Bank's primary service area. In addition, Mr. Cosgray may not use or divulge any confidential information of the Company or the Bank, solicit any customers of the Company or the Bank for competitive banking services, solicit for employment any employee of the Company or the Bank, or pursue any business opportunity which came to his attention in connection with his employment by the Company or the Bank (other than opportunities which the Company and the Bank have declined to pursue).

DIRECTOR COMPENSATION

     The Organizers do not intend for the Company or the Bank to pay directors' fees in the initial years of operation.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     For approximately four months, the Company leased temporary furniture from Aaron Rents, Inc., a public company affiliated with Mr. Loudermilk, for use during its effort to organize the Bank. The rental rate, which is approximately $670 per month, and other terms of the lease are no less favorable to the Company than those available from other sources. The Organizers have entered into an agreement with Malcolm Garland & Company to assist it in the organization of the Company and the Bank in return for a fee of $32,500. Malcolm
C. Garland, the principal of Malcolm Garland & Company, served as an unpaid officer of the Company during its organization but has no ongoing position with or equity interest in the Company.

     The Company and the Bank may have banking and other transactions in the ordinary course of business with Organizers, directors, and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such Organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectability nor present other unfavorable features to the Company and the Bank. The Bank is subject to a limit on the aggregate amount it could lend to its and the Company's directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount), loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application.

EXCULPATION AND INDEMNIFICATION

     The Articles of Incorporation of the Company contain a conditional provision which, subject to certain exceptions described below, eliminates the liability of a director to the Company or its shareholders for monetary damages for any breach of duty as a director. This provision does not eliminate such liability to the extent the director (i) appropriated, in violation of his duties, any business opportunity of the Company, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit.

     The Bylaws of the Company require the Company to indemnify any person who was, is, or is threatened to be made defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the Company or the Bank or any other corporation which he served as such at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

     Under the Bylaws, indemnification will be disallowed if it is established that the director (i) appropriated, in violation of his duties, any business opportunity of the Company, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the Bylaws of the Company, Section 18-2-852 of the Georgia Business Corporation Act (the "Corporate Code") requires that a corporation indemnify a director "who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding." The Corporate Code also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporate Code.

     The Board of Directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers. The Company intends to enter into indemnity agreements with its directors and officers.


                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Special Stock, no par value per share (the "Special Stock"). The following summary describes the Company's capital stock. Reference is made to the Articles of Incorporation of the Company, which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

     Holders of shares of the Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Company does not plan to declare any dividends in the immediate future. See "Dividend Policy." Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Special Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any classes or series of Special Stock that the Company may issue in the future.

     There currently is no market for the shares, and, although the Company has filed a registration statement with the SEC to register the issuance of the Common Stock in the offering under the Securities Act of 1933, it is not likely that any trading market will develop for the shares in the future. There are no present plans for the Common Stock to be traded on any stock exchange or in the over-the-counter market.

SPECIAL STOCK

     The Articles provide that the Board of Directors is authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of the Special Stock in one or more classes or series and to fix the preferences, limitations, and relative rights thereof, and to fix the number of shares to be included in any such classes or series. Any Special Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of Special Stock may have class or series voting rights. Upon completion of this offering, the Company will not have any shares of Special Stock outstanding. Issuances of Special Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any shares of Special Stock.

CERTAIN ANTITAKEOVER EFFECTS

     The provisions of the Articles, the Bylaws and the Corporation Act summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

     Authorized but Unissued Stock. The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

     Advance Notice Requirements for Shareholder Proposals. The Bylaws establish advance notice procedures with regard to proposals raised, other than by or at the direction of the Board of Directors, at any meeting of the shareholders of the Company. These procedures provide that the notice of shareholder proposals must be in writing and be received by the Secretary of the Company on or before the later to occur of (i) 14 days prior to the meeting or
(ii) 5 days after notice of the meeting is provided to the shareholders. The Company may reject a shareholder proposal that is not made in accordance with such procedures.

     Certain Nomination Requirements. Pursuant to the Bylaws, the Company has established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide the Company within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name and certain biographical information on the nominee; and
(iii) a statement that the nominee has consented to the nomination. The chairman of any Shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.

     Consideration of Other Constituencies in Mergers. The Corporation Act grants the Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and its shareholders, to take into account the effect of the transaction on the employees, customers, and suppliers of the Company and upon the communities in which the offices of the Company are located.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have a minimum of 1,660,000 and a maximum of 2,460,000 shares of Common Stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors of the Company and the Bank will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

     In general, under Rule 144, an affiliate of the Company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the Common Stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the Common Stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The financial statements of the Company at June 30, 1997, and for the period from October 15, 1996 (inception) until June 30, 1997, have been audited by Mauldin & Jenkins, LLC, Atlanta, Georgia (the "Accountant"), independent certified public accountants, as stated in the Accountant's report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon the Accountant's authority as an expert in accounting and auditing.

                        BUCKHEAD COMMUNITY BANCORP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS
                                 JUNE 30, 1997




                               TABLE OF CONTENTS
                               -----------------

                                                                                PAGE
                                                                             -----------

INDEPENDENT AUDITOR'S REPORT...............................................  F-2 AND F-3

Balance Sheet, JUNE 30, 1997...............................................          F-4

Statement of Loss, Period from October 15, 1996, Date of Inception,
  to JUNE 30, 1997.........................................................          F-5

Statement of Stockholders' Equity, Period from October 15, 1996,
  Date of Inception, to JUNE 30, 1997......................................          F-6

Statement of Cash Flows, Period from October 15, 1996, Date of Inception,
  to JUNE 30, 1997.........................................................          F-7

Notes to Financial Statements..............................................          F-8


                          INDEPENDENT AUDITOR'S REPORT

-------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS
BUCKHEAD COMMUNITY BANCORP, INC.
ATLANTA, GEORGIA


     We have audited the accompanying balance sheet of BUCKHEAD COMMUNITY BANCORP, INC., a development stage company, as of June 30, 1997, and the related statements of loss, stockholders' equity and cash flows for the period from October 15, 1996, date of inception, to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Buckhead Community Bancorp, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the period from October 15, 1996, date of inception, to June 30, 1997, in conformity with generally accepted accounting principles.

--------------------------------------------------------------------------------


     The accompanying financial statements have been prepared assuming that Buckhead Community Bancorp, Inc., will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in Note 2, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals to operate under a commercial bank charter. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.



                                          /s/ Mauldin & Jenkins, LLC





Atlanta, Georgia
September 26, 1997

                       BUCKHEAD COMMUNITY BANCORP, INC.
                         (A Development Stage Company)

                                 BALANCE SHEET
                                 JUNE 30, 1997

---------------------------------------------------------------------------------------------
          ASSETS
Cash                                                                          $ 21,161
Interest-bearing deposits in banks                                             175,000
Accrued interest receivable and other assets                                     4,580
Deferred organization and stock offering costs                                 159,608
                                                                              --------
                                                                              $360,349
                                                                              ========
    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES, ACCOUNTS PAYABLE                                                 $  4,048
                                                                              --------
COMMITMENTS

STOCKHOLDERS' EQUITY
    Special stock, no par value; 1,000,000 shares authorized; none issued            0
    Common stock, $.01 par value; 10,000,000 shares authorized;
        80,000 shares issued and outstanding                                       800
    Capital surplus                                                            399,200
    Deficit accumulated during the development stage                           (43,699)
                                                                              --------
                                                                               356,301
                                                                              --------
                                                                              $360,349
                                                                              ========

SEE NOTES TO FINANCIAL STATEMENTS.

                       BUCKHEAD COMMUNITY BANCORP, INC.
                         (A Development Stage Company)

                               STATEMENT OF LOSS
               PERIOD FROM OCTOBER 15, 1996, DATE OF INCEPTION,
                               TO JUNE 30, 1997

--------------------------------------------------------------------------------

Income, interest                                             $    5,188
                                                             ----------
Expenses
    Salaries and employee benefits                               30,213
    Other expenses                                               18,674
                                                             ----------
                                                                 48,887
                                                             ----------

          Net loss                                           $  (43,699)
                                                             ==========
          Losses per share                                   $    (0.57)
                                                             ==========

SEE NOTES TO FINANCIAL STATEMENTS.

                       BUCKHEAD COMMUNITY BANCORP, INC.
                         (A Development Stage Company)

                       STATEMENT OF STOCKHOLDERS' EQUITY
               PERIOD FROM OCTOBER 15, 1996, DATE OF INCEPTION,
                               TO JUNE 30, 1997


--------------------------------------------------------------------------------------------------

                                                                          Deficit
                                                                        Accumulated
                                       Common Stock                     During the        Total
                                   ---------------------    Capital     Development   Stockholders'
                                   Shares      Par Value    Surplus        Stage         Equity
                                   ------      ---------   --------     -----------   -------------
Balance, October 15, 1996
    (date of inception)                 0       $    0    $        0    $        0    $        0
    Issuance of common stock       80,200          802       400,198             0       401,000
    Redemption of common stock       (200)          (2)         (998)            0        (1,000)
    Net loss                            0            0             0       (43,699)      (43,699)
                                   ------       ------    ----------    ----------    ----------
Balance, June 30, 1997             80,000       $  800    $  399,200    $  (43,699)   $  356,301
                                   ======       ======    ==========    ==========    ==========

See Notes to Financial Statements.

                     BUCKHEAD COMMUNITY BANCORP, INC.
                      (A Development Stage Company)

                        STATEMENT OF CASH FLOWS
               PERIOD FROM OCTOBER 15, 1996, DATE OF INCEPTION,
                               TO JUNE 30, 1997

------------------------------------------------------------------------------

OPERATING ACTIVITIES
    Net loss                                                      $   (43,699)
    Adjustment to reconcile net loss to net cash used in
        operating activities:
        Increase in accrued interest receivable and other assets       (4,580)
        Increase in accounts payable                                    4,048
                                                                  -----------

          Net cash used in operating activities                       (44,231)
                                                                  -----------

INVESTING ACTIVITIES
    Increase in deferred organization and stock offering costs       (159,608)
    Increase in interest-bearing deposits in banks                   (175,000)
                                                                  -----------

          Net cash used in investing activities                      (334,608)
                                                                  -----------

FINANCING ACTIVITIES
    Proceeds from issuance of common stock                            401,000
    Redemption of common stock                                         (1,000)
                                                                  -----------

          Net cash provided by financing activities                   400,000
                                                                  -----------

Net increase in cash                                                   21,161

Cash at beginning of period                                                 -
                                                                  -----------
Cash at end of period                                             $    21,161
                                                                  ===========


See Notes to Financial Statements.

                        BUCKHEAD COMMUNITY BANCORP, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Organization

            Buckhead Community Bancorp, Inc. (the "Company") was incorporated to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act, and to purchase 100% of the issued and outstanding capital stock of The Bank of Buckhead, N.A. (the "Bank"), an association to be organized under the laws of the United States, which will conduct a general banking business in Atlanta, Georgia. The Organizers have filed a joint application with the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC") to charter the proposed Bank and for FDIC insurance of the Bank's deposits. Upon receipt of preliminary approval from the OCC, the Company will file an application to become a bank holding company with the Federal Reserve Board (the "FRB") and the Georgia Department of Banking and Finance (the "DBF"). Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the FRB and the DBF.

            Activities since inception have consisted of the Company's and the Bank's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

          SIGNIFICANT ACCOUNTING POLICIES

           BASIS OF PRESENTATION

             The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

                         NOTES TO FINANCIAL STATEMENTS


-------------------------------------------------------------------------------




NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (CONTINUED)

          SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           DEFERRED ORGANIZATION AND STOCK OFFERING COSTS

             Deferred organization costs will be amortized in accordance with applicable regulations and accounting policies over a period not to exceed five years from the commencement of operations. Stock offering costs will be charged to capital surplus upon completion of the stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

             Following is a summary of deferred organization and stock offering costs:


                       Consulting                                 $    52,275
                       Legal                                           75,495
                       Filing fees                                     18,438
                       Other                                           13,400
                                                                -------------
                                                                  $   159,608
                                                                =============

           INCOME TAXES

             The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.

           LOSSES PER SHARE

             Losses per share are computed by dividing net loss by the weighted average number of common shares outstanding.

           FISCAL YEAR

             The Company will adopt a calendar year for both financial reporting and tax reporting purposes.

                         NOTES TO FINANCIAL STATEMENTS



-------------------------------------------------------------------------------



NOTE 2.   LIQUIDITY AND GOING CONCERN CONSIDERATIONS

          The Company incurred a net loss of $43,699 for the period from inception (October 15, 1996) to June 30, 1997.

          At June 30, 1997, the Company is totally funded by stock sales from the organizers. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering and obtaining regulatory approval.

          To provide permanent funding for its operation, the Company is currently anticipating offering a minimum of 1,600,000 and a maximum of 2,400,00 shares of its common stock, $.01 par value, at $5 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by subscribers with their subscriptions will be returned and the offer withdrawn.


NOTE 3.   COMMITMENTS AND SUBSEQUENT EVENTS

          The Company has entered into an employment agreement with its President and Chief Executive Officer with an effective date of October 1, 1997. The agreement continues to December 31, 2000 and provides for an initial annual base salary of $115,000, increasing $5,000 per year through 2000.

          The Company has entered into a ten-year lease agreement for facilities to house the Bank's office. The lease term is expected to commence on November 1, 1997. Annual rent for the first year of the lease is approximately $160,000 with increases of 3% per year during the lease term.

          Subsequent to June 30, 1997, two former organizers of the Company redeemed 20,000 shares of common stock for the initial purchase price of $5 per share.

                                                                      EXHIBIT A

                       BUCKHEAD COMMUNITY BANCORP, INC.

                            SUBSCRIPTION AGREEMENT


Buckhead Community Bancorp, Inc.
P.O. Box 53299
Atlanta, Georgia  30355
(404) 812-0440

Ladies and Gentlemen:

     You have informed me that Buckhead Community Bancorp, Inc., a Georgia corporation (the "Company"), is offering up to 2,400,000 shares of its Common Stock, par value $.01 per share (the "Common Stock"), at a price of $5.00 per share payable as provided herein and as described in and offered pursuant to the Prospectus furnished with this Subscription Agreement to the undersigned (the "Prospectus").

     1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "SunTrust Bank, Atlanta, Escrow Account for Buckhead Community Bancorp, Inc." the amount indicated below (the "Funds"), representing the payment of $5.00 per share for the number of shares of Common Stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

     2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

     3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

     4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

   _____________________________________       _____________________________________________
   Number of Shares Subscribed for             Name or Names of Subscribers (Please Print)
   (minimum 2,000 shares)

   $____________________________________       _____________________________________________
   Total Subscription Price at $5.00           Please indicate form of ownership desired
   per share (funds must be enclosed)          (individual, joint tenants with right of
                                               survivorship, tenants in common, trust,
                                               corporation, partnership, custodian, etc.)

   Date: _______________________________       _____________________________________________
                                               Signature of Subscriber(s)*

   _____________________________________       _____________________________________________
   Social Security Number or Federal           Signature of Subscriber(s)*
   Taxpayer Identification Number

                                               Street (Residence) Address:

                                               _____________________________________________

                                               _____________________________________________

                                               _____________________________________________
                                               City, State and Zip Code

     *When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

                     FEDERAL INCOME TAX BACKUP WITHHOLDING

     In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

     Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

     If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                              SUBSTITUTE FORM W-9

     Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

     You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

     Each subscriber should complete this section.

_____________________________________      _____________________________________

 Signature of Subscriber                    Signature of Subscriber

_____________________________________      _____________________________________

 Printed Name                               Printed Name

_____________________________________      _____________________________________

 Social Security or Employer                Social Security or Employer
 Identification No.                         Identification No.

TO BE COMPLETED BY THE COMPANY:


     Accepted as of ___________, 199__, as to _________ shares.


                          BUCKHEAD COMMUNITY BANCORP, INC.


                          By:____________________________________
                                Marvin Cosgray
                                President and Chief Executive Officer

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH IN-FORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER AT ANY TIME SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Reports to Shareholders..................................................   2
Additional Information...................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Company and The Bank.................................................  11
The Offering.............................................................  12
Use of Proceeds..........................................................  15
Capitalization...........................................................  17
Selected Financial Data..................................................  18
Dividend Policy..........................................................  18
Proposed Business........................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Supervision and Regulation...............................................  24
Management...............................................................  32
Description of Capital Stock of the Company..............................  36
Legal Matters............................................................  39
Experts..................................................................  39
Financial Statements..................................................... F-1
Subscription Agreement................................................... A-1

                                ---------------

 UNTIL    , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,400,000 SHARES

                       BUCKHEAD COMMUNITY BANCORP., INC.
                        A PROPOSED HOLDING COMPANY FOR

                         [BUCKHEAD NATIONAL BANK LOGO]


                             NATIONAL ASSOCIATION
                                  (PROPOSED)


                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                                        , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 13.  Other Expenses of Issuance and Distribution.

     Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:

      Registration Fee.................................  $ 3,540.00
      Blue Sky Fees and Expenses.......................    1,000.00
      Printing and Engraving...........................   10,000.00
      Legal Fees and Expenses..........................   20,000.00
      Accounting Fees and Expenses.....................    3,500.00
      Miscellaneous Disbursements......................    1,960.00
                                                         ----------
      TOTAL                                              $40,000.00
                                                         ==========

ITEM 14.  Indemnification of Directors and Officers.

     The bylaws of the Company require the Company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the Company or the Bank or any other corporation which he served as such at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

     Under the Bylaws, indemnification will be disallowed if it is established that the director (i) appropriated, in violation of his duties, any business opportunity of the Company, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the Bylaws of the Company, Section 18-2-852 of the Georgia Business Corporation Code (the "Corporate Code") requires that a corporation indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. The Corporate Code also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Act.

     The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

     The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against him or incurred by him in any such capacity, whether or not the Company would have the power to indemnify him against such liability under the bylaws.

ITEM 15.  Recent Sales of Unregistered Securities.

     On October 15, 1996, the Company sold 200 shares to R. Charles Loudermilk, Sr. in a limited offering exempt under Section 4(2) of the Securities Act for an aggregate consideration of $1,000. No underwriters were involved in the sale and no underwriting discounts or commissions were paid. These shares were redeemed by the Company, on October 28, 1996, for $1,000.

     On October 28, 1996, the Company sold 80,000 shares to the Organizers in a limited offering exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act for an aggregate consideration of $400,000. Each organizer purchase 10,000 of such shares. No underwriters were involved and no underwriting commissions or discounts were paid.

ITEM 16.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.
          --------


     3.1.    Articles of Incorporation.
     3.2.    Bylaws.
     4.1. Provisions in the Company's Articles of Incorporation and Bylaws defining the rights of holders of the Common Stock.
     5.1.    Opinion Regarding Legality.
     10.1.   Form of Employment Agreement between Marvin Cosgray and the
             Company.
     10.2. Form of Escrow Agreement between SunTrust Bank, Atlanta and the Company.
     10.3. Office Lease between Longpoint Investors, Ltd. and the Company dated August 7, 1997.
     23.1.   Consent of Mauldin & Jenkins, LLC.
     23.2. Consent of Morris, Manning & Martin, L.L.P. (appears in its opinion filed as Exhibit 5.1).
     24.1.   Power of Attorney.
             (appears on page II-4)

     (b)  Financial Statement Schedules.
          -----------------------------

               None.

ITEM 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i)    To include any prospectus required by Section 10(a)(3) of the Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 8, 1997.

                              BUCKHEAD COMMUNITY BANCORP, INC.


                              By:  /s/ Marvin Cosgray
                                   ---------------------------------------------
                                   Marvin Cosgray, President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Charles Loudermilk, Sr. and Marvin Cosgray, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and cash of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or do in person hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                                     Title                                         Date
/s/ R. Charles Loudermilk, Sr.              Chairman of the Board                                            October 8, 1997
--------------------------------
R. Charles Loudermilk, Sr.

/s/ Marvin Cosgray                          President, Chief Executive Officer, Principal Financial          October 8, 1997
--------------------------------            Officer, Principal Accounting Officer and Director
Marvin Cosgray

/s/ Hugh C. Aldredge                        Director                                                         October 8, 1997
--------------------------------
Hugh C. Aldredge

/s/ J. Rex Fuqua                            Director                                                         October 8, 1997
--------------------------------
J. Rex Fuqua

/s/ Julian LeCraw, Sr.                      Director                                                         October 8, 1997
--------------------------------
Julian LeCraw, Sr.

/s/ Larry P. Martindale                     Director                                                         October 8, 1997
--------------------------------
Larry P. Martindale

/s/ William T. Towles                       Director                                                         October 8, 1997
--------------------------------
William T. Towles

                                 EXHIBIT INDEX
                                 -------------

                                                                                               Page
                                                                                               ----
3.1.   Articles of Incorporation......................................................

3.2.   Bylaws.........................................................................

4.1.   Provisions in the Company's  Articles of Incorporation and Bylaws
       defining the rights of holders of the Common Stock.............................

5.1.   Opinion Regarding Legality.....................................................

10.1.  Form of Employment Agreement between Marvin Cosgray and the
       Company........................................................................

10.2.  Form of Escrow Agreement between SunTrust Bank, Atlanta and the
       Company........................................................................

10.3   Office Lease between Longpoint Investors, Ltd. and the Company dated  August 7, 1997..........................................................

23.1.  Consent of Mauldin & Jenkins, LLC..............................................

23.2.  Consent of Morris, Manning &  Martin, L.L.P. (appears in its opinion filed as Exhibit 5.1)..........................................................

24.1.  Power of Attorney (appears on page II-4).......................................